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                               ADDENDUM NO. 005 TO
                              MASTER LEASE NO. 5811
                         DATED AS OF SEPTEMBER 12, 1997
                                     BETWEEN
                  LINC CAPITAL, INC. (SUCCESSOR IN INTEREST TO)
                     LINC CAPITAL MANAGEMENT SERVICES, LTD.
                                  AS LESSOR AND
                     CARDIAC PATHWAYS CORPORATION, AS LESSEE

This Addendum No. 005 (this "Addendum") is attached to and forms part of that certain Master Lease Agreement No. 5811 ("Lease") dated as of December 1, 1993 between LINC Capital Management Services, Ltd., ("Lessor") and Cardiac Pathways Corporation ("Lessee"). Terms defined in the Lease shall have the same meanings herein unless otherwise expressly set forth herein or otherwise required by the context hereof.

Lessor hereby acknowledges and agrees that Lessor has assigned all of its right, title and interest in the Lease and related Equipment to LINC CAPITAL, INC. formerly known as SCIENTIFIC LEASING INC. Lessee hereby acknowledges that Lessor has assigned all of its right, title and interest in the Lease and related Equipment to LINC CAPITAL, INC. formerly known as SCIENTIFIC LEASING INC. Unless otherwise expressly provided herein, all references to the "Lessor" in the Lease and any Addendum, any Equipment Schedule or any other document or instrument (other than any Warrants issued to any third-parties in connection with the Lease) shall be deemed a reference to LINC CAPITAL, INC.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lessor and the Lessee hereby agree as follows:

A. The following terms and conditions shall be added to the terms of the Lease and are hereby incorporated therein by reference with respect to all Equipment Schedules entered into between Lessor and Lessee, beginning with Equipment Schedule Number 012 and commencing as of August 15, 1997 and ending July 31, 1999 (the "Lease Line Period").

26. LEASING OF EQUIPMENT. Section 26 of the Lease is hereby amended by adding the following provisions thereto:

        a. Lease Line. Subject to the terms and conditions herein set forth and in the applicable Equipment Schedule, and provided no event of default under the Lease shall have occurred and be then continuing, Lessor agrees to purchase and lease to Lessee, from time to time, the "Equipment" (as defined below). Unless otherwise expressly agreed by Lessor, the aggregate "Cost" (as defined below) of Equipment purchased by Lessor pursuant to this Section 26.a. after August 15, 1997 and before July 31, 1998 (the "97/98 Period") shall in no event exceed $1,000,000 and the aggregate "Cost" of Equipment purchased by Lessor pursuant to this Section 26.a. after July 31, 1998 and before July 31, 1999 (the "98/99 Period") shall in no event exceed $2,000,000 less the Cost of Equipment purchased by Lessor during the 97/98 Period.

        During the 97/98 Period and the 98/99 Period, lessee shall provide Lessor with its financial statements on a quarterly basis in a format acceptable to Lessor including Lessee's Consolidated Statements of Cash Flows. Lessor shall have no obligation to purchase Equipment for lease to Lessee upon an occurrence of an Event of Default under the Lease of a material adverse change in the financial performance of Lessee compared to the financial projections provided by independent analysts on a quarterly basis during the Lease Line Period.


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        b.  Equipment.

               (1) The Equipment purchased by Lessor during the Lease Line Period shall consist of computer equipment, furniture, fixtures, and general office equipment. All Equipment shall be located within the United States. The purchase price payable by Lessor for such Equipment advanced shall be 100% of Equipment Cost (excluding applicable sales, use and property taxes, freight, installation, labor, assembly and similar charges).

               (2) All Equipment shall be tangible personal property eligible for MACRS depreciation under the Internal Revenue Code of 1986, as amended. The depreciation benefits will be for the account of Lessor.

               (3) Each item of Equipment, its vendor and all purchase orders, invoices and related documents will be subject to review and approval by Lessor prior to funding any Takedown. The minimum Cost for an individual item of Equipment shall not be less than $1000.00.

               (4) Notwithstanding the provisions of subsection (1) above, the "Cost" of for any Equipment placed in service by Lessee more than ninety (90) days prior to purchase by LINC ("Used Equipment") shall be equal to the lesser of either (a) 100% of the Net Book Value of the Equipment or (b) the then fair market value for each item or commercial unit of the type of Used Equipment acceptable to LINC (the "SLB Amount") but in either event not to exceed $500,000 for Used Equipment purchased by LINC in connection with Equipment Schedule No.
012. The SLB Amount shall be funded by LINC immediately upon execution of this addendum and all related documents required by Lessor including Equipment Schedule No. 012 to the Lease. Title to all Used Equipment described in Equipment Schedule No. 012 shall pass to Lessor upon payment of the SLB Amount.

               (5) The Net Book Value shall mean the depreciated value of the Equipment (determined in accordance with generally accepted accounting principles according to the books and records of Lessee) and shall be supported by the original manufacturer's net invoice amount actually paid by Lessee (excluding applicable sales or use taxes, freight, installation and other similar charges) as evidenced by canceled checks, copies of which are to be delivered to Lessor prior to any purchase of Equipment by LINC.

        c. Minimum Lease Term. The Minimum Lease Term for Equipment purchased during the Lease Line Period shall be for 42 months ("Minimum Lease Term") and commence on the first day of the calendar quarter following Lessee's acceptance of all equipment.

        d. Monthly Lease Rate. The Monthly Lease Rate under each Equipment Schedule entered into during the Lease Line Period shall be 2.8083% for the monthly rent payments only ("Lease Rate"). The Monthly Lease Rate is payable monthly in advance. In addition, the estimated rental payment for the last month's rent on the entire Lease Line based upon Monthly Lease Rate shall be due on the commencement of the Minimum Lease Term of Equipment Schedule No. 012.

        e. Rate Adjustments: The Lease Rate and the Monthly Lease Rate Factor will be indexed to the yield for US Treasury Notes maturing closest to the date 42 months from the commencement date of each Equipment Schedule (the "Index Instrument") currently 6.29% for the 6.25% Treasury Notes maturing January, 2002 as reported in the Wall Street Journal dated June 26, 1997. The Monthly Lease Rate Factor shall be adjusted to provide for any increase or decrease in the yield of the Index Instrument on the commencement date of Equipment Schedule No. 012 and on the Commencement Date of each Equipment Schedule entered into during the Lease Line Period. Upon commencement of each Equipment Schedule, the Monthly Lease Rate Factor shall be fixed for the Initial Lease Term of each such Equipment Schedule.


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        f. Takedowns. Commencement of each Equipment Schedule entered into during the Lease Line Period will occur on the first day of the calendar quarter following Lessee's acceptance of all Equipment listed on such Equipment Schedule. Equipment shall be funded on Equipment Schedule of at least $100,000 each. Equipment Schedule No. 012 shall takedown on or before October 5, 1997 with Equipment having an aggregate Cost of not less than $100,000 and all Equipment Schedules beginning with Equipment Schedule No. 013 shall takedown prior to July 31, 1999. Equipment Schedule No. 012 shall include all Used Equipment accepted by LINC as a separate Equipment Schedule for the SLB Amount. The SLB Amount shall be no more than $500,000.00.

        g. End of Term. At the end of the Minimum Lease Term of Equipment Schedule No. 012, Lessee shall have the option to either: (1) renew the Equipment Schedule for a period of 12 months with respect to all of the Equipment on the terms set forth in the applicable Equipment Schedule at the fair market rental thereof; or (2) purchase all of the Equipment at the fair market value thereof.

Fair Rental Value shall be determined on the basis of and shall be equal in amount to the value which would obtain in an arm's-length transaction between an informed and willing lessee-user (other than a used equipment dealer) and an informed and willing lessor under no compulsion to sell or lease, on the assumptions that such Equipment: (a) is free and clear of all liens and encumbrances; and (b) is in the condition required upon the return of the Equipment under Sections 3 and 5 of this Lease. In such determination, costs of removal from the location of current use shall not be a deduction from such value. Notwithstanding anything contained herein to the contrary, Fair Rental Value shall not exceed the Monthly Lease Rate applicable to the Minimum Lease Term of each Equipment Schedule. Fair market value shall be determined by an independent appraisal firm selected by Lessor and reasonably acceptable to Lessee. The appraised value of the Equipment shall be on an "in-place, in-use" basis with reference to an end-user in a business which is comparable to the business of Lessee. Lessee shall pay the appraisal.

        h. Warrant and Registration Rights. In consideration of the willingness of Lessor to enter into this Addendum and each Equipment Schedule to be entered into during the Lease Line Period, Lessee shall issue and deliver to Lessor a warrant to purchase up to $300,000 of shares of duly registered Common Stock of Lessee at an exercise price equal to the average final closing price per share at which such Common Stock of Lessee has been trading at during the five trading day period prior to the date of execution and delivery of this Addendum by Lessee. The warrants shall be issued and delivered to Lessor upon execution of the lease documents and shall be exercisable at any time within ten (10) years from the date of the final acceptance of the Equipment during the lease line period. The warrants shall be issued and delivered to Lessor upon execution of the lease documents.

        i. Earnest Money Deposit. Lessor acknowledges receipt of $10,000 (the "Earnest Money Deposit") from Lessee. The Earnest Money Deposit will be applied first to legal and due diligence expenses, then to on-site documentation preparation costs, and then to the first lease rental payment. Reimbursement for legal and due diligence costs shall not exceed $2,000.00 provided Lessor's standard lease documents and the form of the previous warrant documents issued by Lessee to Lessor are utilized. If Lessee and Lessor do not execute final documentation acceptable to Lessor or if Lessee elects not to proceed with transaction contemplated herein, then the deposit amount will be retained by Lessor.

B. Except as set forth in this Addendum all other terms and conditions set forth in the Lease shall apply to all purchases of Equipment made hereunder.


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IN WITNESS WHEREOF, this Addendum has been executed this 26th day of September,
1997.

                                            CARDIAC PATHWAYS CORPORATION
                                            (Lessee)

                                            By: /s/ David W. Gryska
                                               --------------------------------

                                            Title: Chief Financial Officer
                                               --------------------------------


                                            LINC CAPITAL MANAGEMENT SERVICES,
                                            LTD. (Lessor)

                                            By: /s/ Steve E. Byrnes
                                               --------------------------------

                                            Title: Vice President
                                               --------------------------------

                                            LINC CAPITAL, INC. successor in
                                            interest to LINC CAPITAL MANAGEMENT
                                            SERVICES, LTD. (Lessor)

                                            By: /s/ Steve E. Byrnes
                                               --------------------------------

                                            Title: Vice President
                                               --------------------------------


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